Exhibit 99.1

HERSHA HOSPITALITY TRUST
510 Walnut Street, 9th Floor
Philadelphia, PA 19016
Phone: 215-238-1046
Fax: 215-238-0157
www.hersha.com

For Immediate Release
Contact:	Ashish Parikh, CFO
Ph: (215) 238-1046

HERSHA HOSPITALITY ANNOUNCES
FIRST QUARTER 2010 RESULTS

- Increased Consolidated Hotel EBITDA by 20% -
- Consolidated Hotel RevPAR Increased 4.0% -
- Hotel EBITDA Margins Improved 78 basis points -
- New York City Portfolio Margins Expanded 670 basis points -

Philadelphia, PA, May 4, 2010 -- Hersha Hospitality Trust (NYSE: HT), owner of select service and upscale hotels in major metropolitan markets, today announced results for the first quarter ended March 31, 2010.

Financial Results

For the first quarter ended March 31, 2010, net loss applicable to common shareholders was $(15.8) million, or $(0.16) per diluted common share for the first quarter of 2010, compared to a net loss of $(9.8) million, or $(0.21) per common share for the comparable quarter of 2009.

Adjusted Funds from Operation (“AFFO”) in the first quarter was a loss of $(1.2) million, compared to $1.2 million in the first quarter of 2009. AFFO per diluted common share and limited partnership unit was a loss of $(0.01) compared to $0.02 for the same quarter of 2009. AFFO per share was impacted by an increase in the Company’s weighted average fully diluted share count to approximately 108.8 million in the first quarter of 2010 from approximately 56.5 million in the comparable quarter of 2009.

An explanation of FFO, AFFO, EBITDA, Adjusted EBITDA and Hotel EBITDA, as well as reconciliations to the most directly applicable U.S. GAAP measures, is included at the end of this release.

Mr. Jay H. Shah, Hersha Hospitality’s Chief Executive Officer, stated, “In the first quarter, our consolidated portfolio delivered positive RevPAR growth for the first time in 5 quarters. This growth was primarily attributable to our high quality, well-located portfolio of assets combined with increasing demand from the corporate and leisure traveler. In addition, our revenue management strategies have allowed us to maintain high levels of occupancy throughout this downturn and to increase Hotel EBITDA margins in the latest quarter. As demand returns to our markets, we expect to begin to recapture rate. This rate growth, combined with increasing market share of our newer assets and the benefits of our cost containment initiatives will lead to RevPAR improvements and industry-leading EBITDA margins.”

“During the recent economic cycle, we have taken advantage of the dislocation in the capital and real estate markets to better position our portfolio,” Mr. Shah continued. “We have made a number of accretive acquisitions, increasing our New York City portfolio by two-thirds over the past two years and have simultaneously reduced the average age of our New York City portfolio to two years. These transactions position us to capitalize on the broader economic recovery. We are pleased with our primarily urban portfolio and we will be selective in our acquisitions going forward, seeking assets with growth prospects at or above the Company’s existing growth rate.”

Operating Results

For the quarter ended March 31, 2010, revenue per available room (“RevPAR”) for the Company's consolidated hotels was up 4.0% to $73.01 compared to $70.20 in the prior year period. Our occupancy increased to 61.34% from 57.13% and was slightly offset by a decrease of 3.1% in average daily rate (“ADR”) to $119.02.

Hotel earnings before interest, taxes, depreciation, and amortization (“Hotel EBITDA”) for Hersha's consolidated hotels was $13.1 million for the quarter ended March 31, 2010 compared to $11.0 million for the same period in 2009. Hotel EBITDA margins improved 78 basis points year over year during the first quarter of 2010 from approximately 25.8% to 26.6%, due primarily to the Company’s effective ongoing cost-cutting initiatives and the stabilization of the Company’s newest acquisitions. The Company is significantly impacted by the seasonality of corporate and leisure travel in the northeast United States. The first quarter historically accounts for less than 15% of the Company’s annual consolidated EBITDA and the Company experiences the lowest margins of the year during this time period.

On a same-store basis for Hersha's consolidated hotels (57 hotels), RevPAR for the quarter ended March 31, 2010 was effectively unchanged at $70.00, a decrease of 0.2%, from the comparable quarter in 2009. The decline was a result of an ADR decrease of 5.6% to $116.06 and an increase in occupancy to 60.31% from 57.08%.

Same-store consolidated Hotel EBITDA for the quarter ended March 31, 2010 was $11.1 million compared to $11.2 million for the quarter ended March 31, 2009. The Company's same-store Hotel EBITDA margin was 25.5% in the first quarter of 2010 compared to 25.8% in the first quarter of 2009. Although the same store portfolio recognized an increase in occupancy and a decline in ADR, the pace of margin decline was limited due to recent cost containment initiatives.

New York City

Including the acquisitions completed in the first quarter, the New York City portfolio now consists of 12 consolidated hotels and accounts for 21.7% of the Company’s consolidated hotel rooms. For the first quarter of 2010, the Company’s New York City consolidated portfolio of hotels realized a 4.8% growth in occupancy to 77.33% and a 5.7% increase in RevPAR to $116.38. During the same period, Hotel EBITDA margins for this portfolio improved 670 basis points to 30.3% as a result of accretive acquisitions, aggressive cost containment programs and continued stabilization of newer assets.

Hersha’s New York City portfolio includes a number of relatively new properties that are still ramping up their operations, including three hotels acquired in February 2010, all of which opened in July 2009. With the addition of these three assets, the average age of the Company’s NYC portfolio is approximately two years. The Company anticipates benefiting from its portfolio concentration in key urban gateway markets, which are expected to lead a recovery.

Financing

During the first quarter, the Company sold a total of 79.35 million common shares in two separate public offerings for gross proceeds of approximately $272.6 million. The proceeds were used to acquire three hotels in Times Square, New York (as described below), to repay the Company’s revolving line of credit and for general corporate purposes.

As of March 31, 2010, the Company had no outstanding borrowings on its $135.0 million committed line of credit, $40.1 million in cash and escrows and no debt maturities for the remainder of 2010. Approximately 92 percent of the Company’s debt is fixed or capped with a weighted average interest rate of 6.2% and a weighted average life to maturity of 7.0 years.

Acquisitions

In February 2010, the Company closed on the acquisition of three brand new hotels in Times Square, New York for $165.0 million. The 184-room Hampton Inn, 188-room Candlewood Suites and 210-room Holiday Inn Express were recently opened in July 2009 and were purchased unencumbered of debt. The Company expects to realize operating synergies by owning multiple properties in close proximity in one of the busiest locations in the world. The basis for the three hotels is approximately $284,000 per key, and the acquisitions further the Company’s strategy of expanding its presence in New York City, which has historically been one of the strongest markets in the country.

Subsequent Events

On April 13, 2010, the Company purchased from a third party lender the outstanding mortgage loan to one of its unconsolidated joint ventures that owns a Courtyard by Marriott in Boston, MA, in which the Company owns a 50% interest. The Courtyard South Boston was opened in 2005 and remains a core urban holding for the Company. Based upon the purchase price of the note, the Company’s basis in the 164 room asset is $13.8 million or approximately $84,000 per room. Going forward, this asset will be recorded as a consolidated hotel in the Company’s financial statements.

Financial Outlook for 2010

The Company is maintaining the previously provided projections for full-year 2010. The outlook assumes that operating conditions remain challenging but continue to stabilize as the year progresses.

Based on this outlook, the Company is maintaining the following set of projections for the portfolio for the full 2010 calendar year:

•	Same store RevPAR for 2010 in the range of a 2.0% decline to a 1.0% increase versus 2009.

•	Same store Hotel EBITDA margin deterioration of 100 basis points to 200 basis points.

•	2010 results will reflect full year operational results for the two assets purchased in 2009, and the majority of the year for the three assets purchased in February 2010.

Dividend

For the first quarter of 2010, Hersha Hospitality Trust paid dividends of $0.05 per common share and limited partnership unit. The Company also paid a first quarter cash dividend of $0.50 per Series A Preferred Share.

First Quarter 2010 Earnings Release and Conference Call

The Company will host a conference call to discuss the results at 9:00 AM Eastern time on Wednesday, May 5, 2010. The live conference call can be accessed by dialing (888) 539-3612 or (719) 325-2198 for international participants. A replay of the call will be available from 12:00 noon Eastern time on May 5, 2010, through midnight Eastern Time on May 19, 2010. The replay can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international participants. The passcode for the call and the replay is 6798435.

About Hersha Hospitality

Hersha Hospitality Trust is a self-advised real estate investment trust, which owns interests in 76 hotels, totaling 9,838 rooms, primarily along the Northeast Corridor from Boston to Washington D.C. Hersha also owns hotels in Northern California and Scottsdale, Arizona. Hersha focuses on upscale, mid-scale and extended stay hotels in major metropolitan markets.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements include statements related to the Company’s ability to capitalize on selective opportunities in the future, stabilization in hotel operating metrics (including operating metrics with respect to the Company’s consolidated portfolio of New York City hotels) and the Company’s forecasted estimates related to the financial outlook for the full 2010 calendar year. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission. For more information on the New York hotel acquisitions, please refer to the Current Report on Form 8-K filed in February 11, 2010.

HERSHA HOSPITALITY TRUST
Balance Sheet
(in thousands, except shares and per share data)
	March 31, 2010	December 31, 2009
Assets:
Investment in Hotel Properties, net of Accumulated Depreciation	$1,111,255	$938,954
Investment in Unconsolidated Joint Ventures	35,831	39,182
Development Loans Receivable	46,700	46,094
Cash and Cash Equivalents	22,004	11,404
Escrow Deposits	18,112	16,174
Hotel Accounts Receivable, net of allowance for doubtful accounts of $109 and $34	8,865	7,103
Deferred Financing Costs, net of Accumulated Amortization of $4,690 and $4,262	8,074	8,696
Due from Related Parties	4,614	2,394
Intangible Assets, net of Accumulated Amortization of $864 and $803	7,771	7,542
Other Assets	12,663	12,428
Assets Held for Sale	21,073	21,073

Total Assets	$1,296,962	$1,111,044

Liabilities and Equity:
Line of Credit	$-	$79,200
Mortgages and Notes Payable, net of unamortized discount of $1,200 and $49	657,998	645,351
Accounts Payable, Accrued Expenses and Other Liabilities	23,067	16,216
Dividends and Distributions Payable	8,337	4,293
Due to Related Parties	282	769
Liabilities Related to Assets Held for Sale	20,876	20,892

Total Liabilities	710,560	766,721

Redeemable Noncontrolling Interests - Common Units	$15,874	$14,733

Equity:
Shareholders' Equity:
Preferred Shares - 8% Series A, $.01 Par Value, 29,000,000 shares authorized, 2,400,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $60,000) at March 31, 2010 and December 31, 2009	24	24
Common Shares - Class A, $.01 Par Value, 300,000,000 and 150,000,000 Shares Authorized at March 31, 2010 and December 31, 2009, 137,246,278 and 57,682,917 Shares Issued and Outstanding at March 31, 2010 and December 31, 2009, respectively	1,372	577
Common Shares - Class B, $.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding	-	-
Accumulated Other Comprehensive Loss	(165)	(160)
Additional Paid-in Capital	747,229	487,481
Distributions in Excess of Net Income	(208,409)	(185,725)
Total Shareholders' Equity	540,051	302,197

Noncontrolling Interests:
Noncontrolling Interests - Common Units	30,524	27,126
Noncontrolling Interests - Consolidated Joint Ventures	(47)	267
Total Noncontrolling Interests	30,477	27,393

Total Equity	570,528	329,590

Total Liabilities and Equity	$1,296,962	$1,111,044

HERSHA HOSPITALITY TRUST
Summary Results
(in thousands, except shares and per share data)
	Three Months Ended
	March 31, 2010	March 31, 2009
Revenues:
Hotel Operating Revenues	$49,388	$42,397
Interest Income from Development Loans	1,374	2,397
Other Revenue	165	229
Total Revenues	50,927	45,023

Operating Expenses:
Hotel Operating Expenses	32,163	28,144
Hotel Ground Rent	292	292
Real Estate and Personal Property Taxes and Property Insurance	4,045	3,198
General and Administrative	2,834	1,480
Stock Based Compensation	656	421
Acquisition and Terminated Transaction Costs	3,336	7
Depreciation and Amortization	12,056	10,439
Total Operating Expenses	55,382	43,981

Operating (Loss) Income	(4,455)	1,042

Interest Income	41	60
Interest Expense	11,357	10,230
Other Expense	92	50
Loss on Debt Extinguishment	731	-
Loss before Income (Loss) from Unconsolidated Joint Venture Investments and Discontinued Operations	(16,594)	(9,178)

Unconsolidated Joint Ventures
Loss from Unconsolidated Joint Venture Investments	(1,040)	(1,329)
Gain from Remeasurement of Investment in Unconsolidated Joint Ventures	1,818	-
Income (Loss) from Unconsolidated Joint Venture Investments	778	(1,329)

Loss from Continuing Operations	(15,816)	(10,507)

Discontinued Operations
Loss from Discontinued Operations	(521)	(176)

Net Loss	(16,337)	(10,683)

Loss Allocated to Noncontrolling Interests	1,715	2,053
Preferred Distributions	(1,200)	(1,200)

Net Loss Applicable to Common Shareholders	$(15,822)	$(9,830)

Earnings per Share:
BASIC
Loss from Continuing Operations Applicable to Common Shareholders	$(0.16)	$(0.21)
Loss from Discontinued Operations	0.00	0.00

Net Loss Applicable to Common Shareholders	$(0.16)	$(0.21)

DILUTED
Loss from Continuing Operations Applicable to Common Shareholders	$(0.16)	$(0.21)
Loss from Discontinued Operations	0.00	0.00

Net Loss Applicable to Common Shareholders	$(0.16)	$(0.21)

Weighted Average Common Shares Outstanding:
Basic	99,311,523	47,786,503
Diluted	99,311,523	47,786,503

Non-GAAP Measures

FFO and AFFO

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that noncontrolling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales and noncontrolling interest. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back amortization of deferred financing costs;
•	making adjustments for the amortization of original issue discount/premium;
•	adding back non-cash stock expense;
•	adding back non-cash impairment expenses;
•	adding back acquisition and terminated transaction expenses;
•	adding back FFO attributed to our partners in consolidated joint ventures; and
•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors. We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares. We believe it is meaningful for the investor to understand FFO and AFFO applicable to all common shares and Partnership units.

The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income (loss) applicable to common shares, for the same periods:

HERSHA HOSPITALITY TRUST
Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended
	March 31, 2010	March 31, 2009

Net loss applicable to common shares	$(15,822)	$(9,830)
Loss allocated to noncontrolling interest	(1,715)	(2,053)
(Income) loss from unconsolidated joint ventures	(778)	1,329
Depreciation and amortization	12,056	10,439
Depreciation and amortization from discontinued operations	-	499
FFO allocated to noncontrolling interests in consolidated joint ventures	124	212
Funds from consolidated hotel operations applicable to common shares and Partnership units	(6,135)	596

Income (loss) from unconsolidated joint venture investments	778	(1,329)
Add:
Depreciation and amortization of purchase price in excess of historical cost	508	521
Interest in depreciation and amortization of unconsolidated joint ventures	229	541
Funds from unconsolidated joint venture operations applicable to common shares and Partnership units	1,515	(267)

Funds from Operations applicable to common shares and Partnership units	(4,620)	329

Add:
FFO allocated to noncontrolling interests in consolidated joint ventures	(124)	(212)
Gain from remeasurement of investment in unconsolidated joint ventures	(1,818)	-
Acquisition and terminated transaction costs	3,336	7
Amortization of deferred financing costs	533	537
Deferred financing costs written off in debt extinguishment	731	-
Amortization of discounts and premiums	53	3
Non cash stock compensation expense	656	421
Straight-line amortization of ground lease expense	66	69

Adjusted Funds from Operations	$(1,187)	$1,154

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$(0.01)	$0.02

Diluted Weighted Average Common Shares and Units Outstanding	108,826,751	56,532,803

Adjusted EBITDA

Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA or Adjusted EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes Adjusted EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands)
	Three Months Ended
	March 31, 2010	March 31, 2009

Net loss applicable to common shares	$(15,822)	$(9,830)
Less:
(Income) Loss from unconsolidated joint ventures	(778)	1,329
Interest income	(41)	(60)
Add:
Loss allocated to noncontrolling interest	(1,715)	(2,053)
Distributions to Series A Preferred Shareholders	1,200	1,200
Interest expense from continuing operations	11,357	10,230
Interest expense from discontinued operations	384	389
Deferred financing costs written off in debt extinguishment	731	-
Depreciation and amortization from continuing operations	12,056	10,439
Depreciation and amortization from discontinued operations	-	499
Acquisition and terminated transaction costs	3,336	7
Non-cash stock compensation expense	656	421
Straight-line amortization of ground lease expense	66	69

Adjusted EBITDA from consolidated hotel operations	11,430	12,640

Income (Loss) from unconsolidated joint venture investments	778	(1,329)
Add:
Gain on remeasurement of investment in unconsolidated joint ventures	(1,818)	-
Depreciation and amortization of purchase price in excess of historical cost	508	521
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint ventures	2,635	2,915

Adjusted EBITDA from unconsolidated joint venture operations	2,103	2,107

Adjusted EBITDA	$13,533	$14,747

Hotel EBITDA

Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel, such as corporate overhead. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not directly comparable to any GAAP measure and should not be relied on as a measure of performance for our portfolio of hotels taken as a whole.

Supplemental Schedules

The company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the company's stakeholders. These can found in the Investor Relations section and the “SEC Filings and Presentations” page of the Company’s Web site, www.hersha.com.